Exhibit 99

Eaton Reports Record Quarterly Results With 23% Backlog Growth and 1.2 Book-to-Bill Ratio

  Record second quarter earnings per share of $1.86 and record quarterly adjusted earnings per share of $2.21, up 18% over 2022
  13% organic sales growth, above the high end of guidance, record quarterly segment margins of 21.6%, 150 basis points above the second quarter of 2022 and a 33% incremental margin
  Robust operating cash flow of $851 million, up 150%, and free cash flow of $691 million, up 244% versus prior year
  Raised adjusted earnings per share guidance midpoint to $8.75 reflecting 16% growth over 2022

DUBLIN--(BUSINESS WIRE)--August 1, 2023--Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.86 for the second quarter of 2023. Excluding charges of $0.21 per share related to intangible amortization, $0.08 per share related to acquisitions and divestitures, and $0.06 per share related to a multi-year restructuring program, adjusted earnings per share of $2.21 were a quarterly record and up 18% over the second quarter of 2022.

Sales in the quarter were $5.9 billion, a quarterly record and up 13% from the second quarter of 2022, driven entirely by organic sales growth.

Segment margins were 21.6%, a quarterly record and a 150-basis point improvement over the second quarter of 2022.

Operating cash flow in the quarter was $851 million and free cash flow was $691 million, up $511 million and $490 million, respectively, over the same period in 2022 and in-line with full year targets.

The company raised its full year adjusted earnings per share guidance to between $8.65 and $8.85, up $0.35 at the midpoint. For the third quarter of 2023, the company anticipates organic growth of 9-11% and adjusted earnings per share of between $2.27 and $2.37.

Craig Arnold, Eaton chairman and chief executive officer, said, "Achieving quarterly record adjusted earnings marked the end of a very strong first half of the year. Demand across our markets continues to be strong, propelling backlogs to record levels. We’re confident we can achieve our increased guidance for the year and that we remain well positioned to capitalize on reindustrialization in North America and Europe as well as the secular growth drivers of electrification, energy transition and digitalization."

Business Segment Results

Sales for the Electrical Americas segment were a record $2.5 billion, up 19% from the second quarter of 2022, driven entirely by organic sales growth. Operating profits were a record $669 million, up 35% over the second quarter of 2022. Operating margins in the quarter were a record 26.4%, up 320 basis points over the second quarter of 2022.

The twelve-month rolling average of orders in the second quarter was up 7% organically, with particular strength in data center and distributed IT, industrial facilities, and commercial and institutional markets. Backlog at the end of June was up 30% organically over June 2022.

Sales for the Electrical Global segment were a record $1.6 billion, up 5% from the second quarter of 2022. Organic sales were up 6%, partially offset by the impact of a small divestiture. Operating profits were $290 million, a second quarter record and up 3% over the second quarter of 2022. Operating margins in the quarter were 18.5%, down 40 basis points over the second quarter of 2022.

The twelve-month rolling average of orders in the second quarter was up 1% organically, with strength in utility and data center and distributed IT markets.

On a rolling twelve-month basis, book-to-bill ratio for the Electrical businesses remains very strong at 1.2.

Aerospace segment sales were a record $848 million, up 14% from the second quarter of 2022, driven entirely by organic sales growth. Operating profits were $191 million, a second quarter record and up 17% from the second quarter of 2022. Operating margins in the quarter were 22.5%, up 60 basis points over the second quarter of 2022.

The twelve-month rolling average of orders in the second quarter was up 26% organically with particular strength in defense OEM and commercial and defense aftermarket. Backlog at the end of June was up 26% over June 2022. On a rolling twelve-month basis, book-to-bill ratio for the Aerospace segment remains very strong at 1.2.

The Vehicle segment posted sales of $751 million, up 6% from the second quarter of 2022, driven entirely by organic sales growth. Operating profits were $115 million, up 6% over the second quarter of 2022. Operating margins in the quarter were 15.3%, flat to the second quarter of 2022.

eMobility segment sales were a record $161 million, up 18% over the second quarter of 2022, driven entirely by organic sales growth. The segment recorded an operating loss of $1 million with a 100-basis point improvement over the second quarter of 2022 driven by higher volumes, partially offset by wage and commodity inflation.

Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Founded in 1911, Eaton is marking its 100th anniversary of being listed on the New York Stock Exchange. We reported revenues of $20.8 billion in 2022 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on Twitter and LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning third quarter and full year 2023 adjusted earnings per share, third quarter 2023 organic sales growth, and anticipated restructuring program charges and savings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic globally and government actions related thereto; geopolitical tensions, unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended June 30, 2023, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2023	2022	2023	2022
Net sales	$5,866	$5,212	$11,349	$10,054

Cost of products sold	3,747	3,505	7,346	6,774
Selling and administrative expense	986	828	1,890	1,618
Research and development expense	187	168	366	333
Interest expense - net	42	31	91	63
Gain on sale of business	—	—	—	24
Other expense (income) - net	7	(41)	(4)	(50)
Income before income taxes	898	720	1,660	1,339
Income tax expense	153	119	276	205
Net income	745	601	1,384	1,135
Less net income for noncontrolling interests	(1)	—	(3)	(1)
Net income attributable to Eaton ordinary shareholders	$744	$601	$1,382	$1,133

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.86	$1.50	$3.45	$2.82
Basic	1.86	1.51	3.47	2.84

Weighted-average number of ordinary shares outstanding
Diluted	400.7	400.7	400.6	401.2
Basic	398.9	399.0	398.7	399.1

Cash dividends declared per ordinary share	$0.86	$0.81	$1.72	$1.62

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$744	$601	$1,382	$1,133
Excluding acquisition and divestiture charges, after-tax	30	44	41	47
Excluding restructuring program charges, after-tax	24	8	31	22
Excluding intangible asset amortization expense, after-tax	88	99	186	198
Adjusted earnings	$886	$751	$1,639	$1,400

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.86	$1.50	$3.45	$2.82
Excluding per share impact of acquisition and divestiture charges, after-tax	0.08	0.11	0.10	0.12
Excluding per share impact of restructuring program charges, after-tax	0.06	0.02	0.08	0.05
Excluding per share impact of intangible asset amortization expense, after-tax	0.21	0.24	0.46	0.50
Adjusted earnings per ordinary share	$2.21	$1.87	$4.09	$3.49
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2023	2022	2023	2022
Net sales
Electrical Americas	$2,538	$2,131	$4,832	$4,022
Electrical Global	1,569	1,495	3,069	2,932
Aerospace	848	742	1,650	1,459
Vehicle	751	708	1,490	1,379
eMobility	161	136	308	262
Total net sales	$5,866	$5,212	$11,349	$10,054

Segment operating profit (loss)
Electrical Americas	$669	$495	$1,194	$857
Electrical Global	290	282	564	561
Aerospace	191	163	371	321
Vehicle	115	108	222	221
eMobility	(1)	(2)	(5)	(5)
Total segment operating profit	1,264	1,046	2,346	1,955

Corporate
Intangible asset amortization expense	(113)	(122)	(237)	(250)
Interest expense - net	(42)	(31)	(91)	(63)
Pension and other postretirement benefits income	11	9	22	28
Restructuring program charges	(29)	(10)	(39)	(28)
Other expense - net	(192)	(171)	(340)	(302)
Income before income taxes	898	720	1,660	1,339
Income tax expense	153	119	276	205
Net income	745	601	1,384	1,135
Less net income for noncontrolling interests	(1)	—	(3)	(1)
Net income attributable to Eaton ordinary shareholders	$744	$601	$1,382	$1,133
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In millions)	2023	2022
Assets
Current assets
Cash	$353	$294
Short-term investments	977	261
Accounts receivable - net	4,399	4,076
Inventory	3,670	3,430
Prepaid expenses and other current assets	904	685
Total current assets	10,303	8,746

Property, plant and equipment - net	3,267	3,146

Other noncurrent assets
Goodwill	14,914	14,796
Other intangible assets	5,285	5,485
Operating lease assets	594	570
Deferred income taxes	354	330
Other assets	2,056	1,940
Total assets	$36,772	$35,014

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$94	$324
Current portion of long-term debt	402	10
Accounts payable	3,192	3,072
Accrued compensation	465	467
Other current liabilities	2,571	2,488
Total current liabilities	6,725	6,360

Noncurrent liabilities
Long-term debt	8,804	8,321
Pension liabilities	642	649
Other postretirement benefits liabilities	173	177
Operating lease liabilities	482	459
Deferred income taxes	531	530
Other noncurrent liabilities	1,428	1,444
Total noncurrent liabilities	12,060	11,580

Shareholders’ equity
Eaton shareholders’ equity	17,953	17,038
Noncontrolling interests	36	38
Total equity	17,988	17,075
Total liabilities and equity	$36,772	$35,014
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2023 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's third quarter and full year adjusted earnings guidance for 2023 is as follows:

	Three months ended September 30, 2023	Year ended December 31, 2023
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.00 - $2.10	$7.46 - $7.66
Excluding per share impact of acquisition and divestiture charges, after tax	0.05	0.20
Excluding per share impact of restructuring program charges, after tax	0.02	0.11
Excluding per share impact of intangible asset amortization expense, after tax	0.20	0.88
Adjusted earnings per ordinary share	$2.27 - $2.37	$8.65 - $8.85

A reconciliation of net income attributable to Eaton ordinary shareholders per share to adjusted earnings per ordinary share is as follows:

Year ended December 31, 2022
Net income per share attributable to Eaton ordinary shareholders - diluted	$6.14
Excluding per share impact of acquisition and divestiture charges, after tax	0.37
Excluding per share impact of restructuring program charges, after tax	0.07
Excluding per share impact of intangible asset amortization expense, after tax	0.99
Adjusted earnings per ordinary share	$7.57

A reconciliation of operating cash flow to free cash flow is as follows:

	Three months ended June 30
(In millions)	2023	2022
Operating cash flow	$851	$340
Capital expenditures for property, plant and equipment	(160)	(139)
Free cash flow	$691	$201

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES

Acquisition of a 49% stake in Jiangsu Ryan Electrical Co. Ltd.

On April 23, 2023, Eaton acquired a 49 percent stake in Jiangsu Ryan Electrical Co. Ltd., a manufacturer of power distribution and sub-transmission transformers in China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of a 50% stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business

On July 1, 2022, Eaton acquired a 50 percent stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business, which manufactures and markets low-voltage circuit breakers in China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Russia

During the second quarter of 2022, in light of the ongoing war with Ukraine, the Company decided to exit its business operations in Russia and recorded charges of $29 million presented in Other expense (income) - net on the Consolidated Statements of Income. The charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance.

Acquisition of Royal Power Solutions

On January 5, 2022, Eaton acquired Royal Power Solutions for $610 million, net of cash received. Royal Power Solutions is a U.S. based manufacturer of high-precision electrical connectivity components used in electric vehicle, energy management, industrial and mobility markets. Royal Power Solutions is reported within the eMobility business segment.

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S and recognized a pre-tax gain of $617 million in 2021. The Company finalized negotiations of post-closing adjustments with Danfoss A/S and recognized an additional pre-tax gain of $24 million in the first quarter of 2022 and received cash of $22 million in the second quarter of 2022 from Danfoss A/S to fully settle all post-closing adjustments.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2023	2022	2023	2022
Acquisition integration, divestiture charges and transaction costs	$38	$51	$51	$79
Gain on the sale of the Hydraulics business	—	—	—	(24)
Total before income taxes	38	51	51	55
Income tax benefit	7	7	10	8
Total after income taxes	$30	$44	$41	$47
Per ordinary share - diluted	$0.08	$0.11	$0.10	$0.12

Acquisition integration, divestiture charges and transaction costs in 2023 and 2022 are related to the acquisition of Royal Power Solutions and other acquisitions completed prior to 2022, including other charges and income to acquire and exit businesses. Costs in 2023 also included certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. Costs in 2022 also included charges of $29 million presented in Other expense (income) - net on the Consolidated Statements of Income related to the decision in the second quarter of 2022 to exit the Company's business operations in Russia. These charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton initiated a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to initially respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company has incurred charges of $364 million. These restructuring activities are expected to be completed in 2023 with total estimated charges of $380 million cumulatively for the entire program and projected mature year savings of $265 million when fully implemented. The remaining charges in 2023 are expected to relate primarily to plant closing and other costs.

A summary of restructuring program charges is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2023	2022	2023	2022
Workforce reductions	$15	$2	$17	$7
Plant closing and other	15	8	22	21
Total before income taxes	29	10	39	28
Income tax benefit	6	2	8	6
Total after income taxes	$24	$8	$31	$22
Per ordinary share - diluted	$0.06	$0.02	$0.08	$0.05

Restructuring program charges related to the following segments:

	Three months ended June 30		Six months ended June 30
(In millions)	2023	2022	2023	2022
Electrical Americas	$1	$5	$3	$10
Electrical Global	14	1	18	6
Aerospace	2	2	3	5
Vehicle	1	3	3	6
eMobility	6	—	7	—
Corporate	5	—	6	2
Total	$29	$10	$39	$28

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2023	2022	2023	2022
Intangible asset amortization expense	$113	$122	$237	$250
Income tax benefit	24	23	51	52
Total after income taxes	$88	$99	$186	$198
Per ordinary share - diluted	$0.21	$0.24	$0.46	$0.50

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558